TSX: GSC	NEWS RELEASE	AMEX: GSS

GOLDEN STAR REPORTS FOURTH QUARTER AND 2004 RESULTS

Denver, Colorado, February 2, 2005: Golden Star Resources Ltd. (AMEX: GSS; TSX: GSC) today announced net income of $2.6 million ($0.02 per share) for 2004 and $0.6 million ($0.004 per share) for the fourth quarter. (All currency in this news release is expressed in U.S. dollars, unless otherwise noted.)

2004 RESULTS

•	Net income of $2.6 million, or $0.02 per share

•	Revenues of $65.0 million

•	Gold sales of 147,875 ounces from the Bogoso/Prestea mine

•	Realized gold price of $410 per ounce

•	Cash operating cost of $250 per ounce

•	Reserves increased by a net 6% to 3.8 million ounces

FOURTH QUARTER RESULTS

•	Net income of $0.6 million, or $0.004 per share

•	Revenues of $15.2 million

•	Gold sales of 31,112 ounces from the Bogoso/Prestea mine

•	Realized gold price of $437 per ounce

•	Cash operating cost of $295 per ounce

2005 FORECASTS

•	Production, between 240,000 and 290,000 ounces

•	Cash operating costs, between $230 and $250 per ounce

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OVERVIEW

The results for the fourth quarter represent the beginning of a turn-around from the loss in the third quarter, and are after property abandonment costs of $0.5 million and a redundancy provision for planned staffing reductions at Bogoso/Prestea of $0.7 million, and include a tax credit of $1.5 million for recognizing a deferred tax asset at Bogoso at year-end.

Overall, the operating results for 2004 reflect additional costs and reduced throughput at Bogoso/Prestea, partially as a result of processing more complex ore types and reduced ore supply from the mine in the third quarter due to equipment shortages earlier in the year and unusually high rainfall in the region in the third quarter, while corporate costs were impacted by non-recurring costs of $4.1 million related to the IAMGold tender offer and costs of Sarbanes-Oxley compliance, estimated at $0.7 million. Revenues in 2004 included $3.0 million from Golden Star’s participation rights on the Rosebel gold mine in Suriname.

Full details of our 2004 performance can be found in our Form 10-K, which we intend to file with the SEC today and which will be available on our web site at http://www.gsr.com

FINANCIAL AND OPERATIONAL SUMMARY FOR 2004

	2004	2003	2002

Gold sold (ounces)	147,875	174,315	124,400
Price realized ($ per ounce)	410	364	311
Cash operating cost ($ per ounce)(1)	250	166	193
Royalties ($ per ounce)	14	18	22
Total cash cost ($ per ounce)(1)	264	184	215
Revenues (in thousands $)	65,029	64,370	38,802
Net income (in thousands $)	2,642	21,956	4,856
Net income per share ($)	0.019	0.198	0.070
Net income per fully diluted share ($)	0.018	0.186	0.063
Average shares outstanding (in millions)	138.3	111.0	72.4
Average fully diluted shares (in millions)	143.7	117.9	76.7
Shares outstanding, end of year (in millions)	142.2	132.9	87.4

Note 1: See note on non-GAAP financial measures below.

All production during 2004 was mined from the Plant-North pit at Prestea and processed through the Bogoso processing plant.

	2004	2003	2002

Ore mined (thousands tonnes)	1,411	2,002	2,223
Waste mined (thousands tonnes)	8,066	6,792	5,211
Tonnes milled (thousands)	1,650	2,094	2,272
Average grade milled (g/t)	4.09	3.29	2.31
Mill recovery (%)	67.3	81.2	74.4

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FINANCIAL AND OPERATIONAL SUMMARY FOR THE FOURTH QUARTER

	For the three months ended December 31,
	2004	2003

Gold sold (ounces)	31,112	45,046
Price realized ($ per ounce)	437	387
Cash operating cost ($ per ounce)(1)	295	158
Royalties ($ per ounce)	14	12
Total cash cost ($ per ounce)(1)	309	170
Revenues (in thousands $)	15,233	17,735
Net income (in thousands $)	591	7,914
Net income per share ($)	0.004	0.067
Average shares outstanding (in millions)	142.0	124.2

Note 1: See note on non-GAAP financial measures below.

	For the three months ended December 31,
	2004	2003

Ore mined (thousands tonnes)	439	347
Waste mined (thousands tonnes)	2,624	1,743
Tonnes milled (thousands)	341	531
Average grade milled (g/t)	5.07	2.85
Mill recovery (%)	63.1	85.5

CASH AND CASH FLOW

Cash at the end of 2004 stood at $51.7 million, compared with $90.0 million at the end of 2003. Cash flow from operations generated $13.9 million during 2004, down from $29.1 million generated during 2003. A total of $71.6 million was spent on capital projects during 2004 (compared with $70.2 million spent during 2003), including $21.2 million at Bogoso/Prestea and $24.5 million on the development and construction of the Wassa project. We ended 2004 with $3.0 million of debt, up from $0.8 million at the end of 2003.

BOGOSO/PRESTEA

The Bogoso plant processed an average of 4,509 tonnes of ore per day, down from 5,736 tonnes per day in 2003. Production in 2004 was adversely affected by mining and processing difficulties experienced in the latter part of the year, as the ore being processed changed from oxide to transition and non-refractory sulfide ores, which are more metallurgically complex and difficult for the Bogoso plant to process than the oxide ores. A slower than planned start-up of the new flotation circuit in the first half of the year hampered efficient plant operations, and equipment shortages earlier in the year and unusually high rainfall during the third quarter also reduced mine output. To compensate for the mined ore shortage, we used stockpiled, complex transition material and continued to experience reduced recoveries.

As anticipated with lower gold production, operating costs increased, compounded by higher costs for fuel and electric power. Plant maintenance and milling costs also increased due to the harder nature of the transition and non-refractory sulfide ores. Depreciation and amortization were also higher than in 2003, mostly due to the amortization costs of new assets added at Bogoso. The lower gold output and higher operating costs resulted in higher cash operating costs of $250 per ounce on 147,875 ounces sold. Nevertheless, operations at Bogoso/Prestea

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continue to be profitable and, while we are not yet paying cash taxes, we were able to recognize a tax benefit of $1.5 million in 2004.

We expect 2005 gold production from Bogoso/Prestea of approximately 140,000 to 170,000 ounces at a projected cash operating cost of between $190 and $210 per ounce. This estimate excludes any possible production during 2005 from the expansion project.

EXPANSION AT BOGOSO/PRESTEA

We had expected that the first phase of the expansion at Bogoso/Prestea would involve the construction of a second processing plant at Bondaye, south of Prestea; however, unanticipated delays in obtaining the environmental permits gave us the opportunity to further study our approach. Although this evaluation is ongoing, construction of the Bondaye plant is now considered a secondary priority, and we expect this plant to be deferred until 2006 or later.

Based on our reassessment of the best economics for the Company, our first priority has now shifted to expansion of the Bogoso processing plant from 1.5 million tonnes per year to 3.5 million tonnes per year, with a commensurate increase in the capacity of the planned bio-oxidation conversion project for treatment of refractory ores. We will use proprietary BIOX ® technology and our bench and pilot scale tests using this have consistently yielded gold recoveries averaging 86%, varying between 78% and 88%. (This compares to 55% achievable by direct cyanide treatment.) Due to the magnitude of our deeper refractory reserves and resources, these potential improved recoveries have made this our first priority. Our proven and probable refractory reserves at Bogoso/Prestea are 20.5 million tonnes at an average grade of 2.81 grams per tonne for approximately 1.85 million ounces.

At its January 2005 meeting, our Board of Directors approved in principle the upgrade of the Bogoso plant to process 3.5 million tonnes per annum and the installation of a BIOX ® circuit, subject to the receipt of the necessary environmental permits which are expected in the second quarter of 2005; the capital cost for the expansion and the BIOX® upgrade being between $100 and $105 million, which includes $20 million to expand the mining fleet; and giving specific approval to commitments for certain long lead items that must be made prior to the receipt of the required permits. Construction of the BIOX ® circuit is timed to coincide with the depletion of the remaining non-refractory ores at Prestea in the second half of 2006 and the construction is projected to take 15 to 18 months after receipt of the permits.

After commercial production is achieved, gold production at Bogoso/Prestea is expected to average approximately 270,000 ounces per year and vary between 260,000 and 290,000 ounces. The average cash operating cost is estimated to between $250 and $270 per ounce. This is higher than the current operating cost for oxide ores though it is cost effective when compared to other options for treating the refractory sulfide ores.

WASSA

We experienced significant construction delays at the new Wassa mine during 2004 and, following discussions with the contractor, terminated the construction contract at the end of November. With the exception of the power line, we substantially completed construction of Wassa ourselves by year end. The power line is expected to be completed in the second quarter.

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All of the required power line permits were obtained in the second quarter of 2004 and the majority of construction material has been delivered to site. In the meantime, the existing powerhouse at Wassa has been temporarily upgraded and it has the capacity to provide the necessary power to operate the Wassa plant at design throughput rates. Once connected to the national power grid, this powerhouse will be used to provide backup power. Any excess power generating equipment will be transferred back to Bogoso, where it will be included in the BIOX ® expansion plans.

As of December 31, 2004, acquisition and development costs for Wassa totaled $66.5 million. The remaining project costs are estimated to be approximately $7.0 million, consisting of about $5.0 million for completion of the power line, and $2.0 million for miscellaneous items at the plant site. An additional $14.0 million is budgeted later in 2005 for purchase of new, larger-capacity mining equipment.

During 2004, while testing and commissioning the mine, we poured 5,292 ounces of gold resulting in $2.3 million of preproduction revenues that were credited against mine development costs. These ounces are not included in the year’s production statistics.

Our 2005 mining plan involves processing most of the heap leach material left on the pads by the former owner. This material will provide low-cost ore feed to the new plant during its first year of operations and will also clear the pad area for use as a tailings dam site. Open-pit mining will be performed initially using a mixture of equipment now surplus at Bogoso/Prestea and leased equipment until our new, larger-capacity equipment is received in the second and third quarters. During 2005, we anticipate feeding the Wassa plant with approximately 30 - 50% heap leach material and 50 - 70% open pit ore. Recoveries from the blended material are expected to average between 87% and 90%.

We expect to produce between 100,000 and 120,000 ounces of gold at Wassa in 2005 at an average cash operating cost between $280 and $300 per ounce. Production costs in the first half of 2005 while operating on diesel generated power are forecast to be high, but are expected to reduce by up to $80 per ounce in the second half of the year following completion of the power line and the acquisition of new mining equipment. After 2005, annual gold production is likely to exceed 140,000 ounces per year, at an average cash operating cost of between $200 and $220 per ounce.

PRESTEA UNDERGROUND

In late 2003, our Ghanaian partner in the Prestea Underground joint venture filed for bankruptcy. This event resulted in our partner relinquishing its rights under the joint venture agreement and transferring its remaining ownership position to our 90%-owned subsidiary, Bogoso Gold Limited, thereby giving BGL 90% ownership in the Prestea Underground. As the Government of Ghana holds a 10% carried interest in both BGL and the joint venture, this results in an 81% beneficial ownership for Golden Star. Over a period of 130 years, the Prestea Underground produced over nine million ounces of gold. Areas of the mine are unexplored and the mineralization is open at depth. Other mines on the Ashanti Trend are mining at much greater depths and have not yet found the bottom of the mineralization on the trend.

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Underground exploration drilling at Prestea Underground was hampered late in 2004 by a higher than usual influx of water from surface, the result of an exceptionally heavy monsoon season during the second and third quarters, and by illegal miners disrupting surface exploration drilling. Despite these issues, we were able to continue testing the down-dip extensions of the West Reef, confirming that the structure continues below the last drilled intersections, with gold grades ranging up to 12 grams per tonne over approximately one-meter widths. Other drilling identified narrow zones of mineralization down-dip of the mined-out upper levels of the Main Reef. Historical mining has not exploited the Main Reef between 700 to 1,000 meters below surface and the recent drill results indicate the potential for additional resources. The exploration and drilling program is budgeted for 2005.

Farther south, a deep surface drill hole was initiated to test the down-plunge extension of the high grade mineralization below the Bondaye Main shoot. At the end of the year the hole was at just over 1,300 meters depth, about 300 meters short of its target. The projected target is about 250 meters below the lowest underground workings in this area. Once the hole reaches the target zone in early 2005, we will then drill several daughter-holes out from the bottom of the initial hole to test the structure along strike and down dip.

Spending at the Prestea Underground project totaled $7.1 million in 2004 and $3.7 million during 2003. Support crews continue to maintain the underground and surface facilities and assist our underground drilling teams. Exploration programs in 2005 will continue the programs begun in 2004.

MANAGEMENT

Due to the importance of the Bogoso/Prestea expansion to Golden Star’s growth, Peter Bradford, President and CEO, temporarily relocated to Ghana with his family in late 2004. His objective is to support the expansion programs, as well as provide hands-on guidance to the Ghanaian management team which underwent some changes in late 2004 and early 2005, while continuing to satisfy his other responsibilities by spending reasonable periods of time in North America and Europe. Prior to joining Golden Star as President, Peter Bradford spent eight years in Ghana, from 1991 to 1998, in operations and senior management positions.

We are also pleased to announce the appointment of John Seaward as General Manager at Wassa. Mr. Seaward is a qualified mining engineer with 30 years experience in the mining industry in Australia and Ghana.

EXPLORATION IN GHANA

We spent approximately $14.8 million on exploration activities in Ghana during 2004, including the $7.1 million on the Prestea Underground mentioned above, $2.5 million at Wassa establishing mineral reserves in the existing pits and in areas outside the pits, $1.9 million on sulfide targets at Bogoso, $2.8 on Prestea area targets and approximately $0.5 million on exploration projects outside the immediate Wassa and Bogoso/Prestea areas.

We plan to spend approximately $14.8 million on exploration activities in Ghana during 2005 to continue the programs commenced in 2004, including exploration for additional sulfide mineralization for the Bogoso BIOX ® plant, to further delineate, evaluate and expand the oxide

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and other gold resources on the southern end of the Prestea property; and to advance our understanding of the Prestea Underground potential. Also, we will drill in the forest reserve on the southern end of the Wassa property to further delineate the gold-in-soil geochemical anomalies discovered during the past two years. Mining in this section of the forest reserve is permitted, subject to completion of environmental impact studies.

INVESTMENT IN MOTO GOLDMINES

In October 2004, we acquired a 9.5% equity interest in Moto Goldmines Limited for approximately $4.1 million and became Moto’s single largest shareholder. Warrants, if exercised, could raise our interest to 13.3%. Moto controls about 4,700 square kilometers of exploration concessions in the north east of the Democratic Republic of Congo. The Moto concessions form part of the Kilo-Moto Gold Belt which has historical production in excess of 11 million ounces, with over 2 million ounces produced from ten small mines within the central 35 square kilometers of the Moto concessions.

After securing control of the property in 2003, Moto began a drilling program in February 2004 to confirm and expand the gold resource around the areas previously mined. Based upon this work, Moto’s independent consultants have estimated an indicated resource of 7 million tonnes grading 2.7 grams per tonne and an inferred resource of 36 million tonnes grading 3.2 grams per tonne.

During 2005, Moto plans to use the funds provided by our share purchase and by other sources to carry out additional drilling of the known targets, regional soil sampling and a pre-feasibility study.

GUYANOR AND GUIANA SHIELD RESTRUCTURING

Work continued throughout 2004 on the restructuring plan for our Guiana Shield assets in South America, including Guyanor Ressources S.A., our 53%-owned French subsidiary. Part of the objective is to establish Guyanor as an independent and economically viable entity that is no longer dependent on Golden Star for funding. The restructuring agreement with Guyanor changed its focus and established a new business model as a metals royalty entity, it alleviated the burden of the inter-company debt owed to Golden Star and it allowed Golden Star to acquire a direct interest in certain French Guiana mineral assets. Guyanor now has new management and in late 2004 it refocused on its French Guiana properties by selling its interests in Yaou and Dorlin and by entering into an exploration joint venture on the Paul Isnard property whereby Golden Star can earn into the property. Golden Star also purchased Guyanor’s French Guiana geologic data base and acquired the Bon Espoir property in French Guiana.

In December 2004, an agreement was concluded whereby Golden Star sold the Rosebel Mine participation right to Guyanor (with the consent of its minority shareholders) for $12.0 million. Golden Star did not recognize any gain on this transaction. In January 2005, Guyanor drew down $6.0 million under a debt facility from a bank and paid Golden Star the first installment on the sale price. Guyanor is now in the process of seeking additional funding to pay the second $6.0 million installment due Golden Star by June 30, 2005.

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RESERVES AND RESOURCES

Although a number of our mine-focused exploration programs have carried over into 2005, exploration around our existing mines added 420,000 ounces to reserves during the year. This was an 11% increase, before mining depletion of 190,000 ounces, and a net increase at year end of 230,000 ounces, or 6%.

MINERAL RESERVES

Proven and probable mineral reserves as at December 31, 2004 are as follows:

	Proven			Probable			Total

		Gold	Contained		Gold	Contained		Gold	Contained
	Tonnes	Grade	Ounces	Tonnes	Grade	Ounces	Tonnes	Grade	Ounces
Property	(millions)	(g/t)	(millions)	(millions)	(g/t)	(millions)	(millions)	(g/t)	(millions)

Bogoso/Prestea
Non-refractory	3.0	4.20	0.41	7.3	2.34	0.55	10.4	2.89	0.96
Refractory	11.5	2.97	1.09	9.0	2.6	0.76	20.5	2.81	1.85
Total	14.5	3.23	1.51	16.4	2.48	1.31	30.9	2.83	2.81

Mampon
Non-refractory				0.3	4.63	0.04	0.3	4.63	0.04
Refractory				0.7	5.35	0.12	0.7	5.35	0.12
Total				1.0	5.16	0.16	1.0	5.16	0.16

Wassa
Non-refractory				19.3	1.31	0.81	19.3	1.31	0.81

Totals
Non-refractory	3.0	4.20	0.41	26.9	1.62	1.40	29.9	1.89	1.82
Refractory	11.5	2.97	1.09	9.7	2.60	0.88	21.2	2.89	1.97

Total	14.5	3.23	1.51	36.6	1.94	2.28	51.1	2.30	3.78

The mineral reserves were determined using a gold price of $360 per ounce and were estimated in accordance with the definitions and requirements of Canada’s National Instrument 43-101. The Qualified Person for the estimation of the mineral reserves is our employee, Mr. David Alexander. Golden Star’s share of the mineral reserves is subject to the Government of Ghana’s right to a 10% dividend once our capital costs have been recovered.

Reconciliation of Proven and Probable Mineral Reserves (1)

Property	December 31, 2003	2004 Depletion (2)	Increase (3)	December 31, 2004

Bogoso/Prestea	2.73	(0.19)	0.27	2.81
Mampon	0.16	—	—	0.16
Wassa	0.67	—	0.15	0.81

Total	3.55	(0.19)	0.42	3.78

(1) In millions of ounces of total contained gold; (2) Depletion represents contained ounces of mineral reserves processed during 2004 before considering recovery losses and therefore does not equal 2004 gold production; (3) Increases and decreases in mineral reserves can result from the discovery of new mineralization, conversion of mineral resources to mineral reserves, changes in price assumptions, unit costs and recoveries or any combination of these factors. The increases in mineral reserves during 2004 were due primarily to the exploration successes at

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Bogoso/Prestea and Wassa, and an increase in the estimated gold price used to calculate reserves to $360 per ounce from $325 per ounce.

NON-RESERVE MINERAL RESOURCES

Cautionary Note to US Investors concerning estimates of Measured and Indicated Mineral Resources

This section uses the terms “measured mineral resources” and ‘indicated mineral resources”. We advise US investors that while those terms are recognized and required by Canadian regulations, the US Securities and Exchange Commission does not recognize them. US investors are cautioned not to assume that any part or all of the mineral deposits in these categories will ever be converted into mineral reserves.

Cautionary Note to US Investors concerning estimates of Inferred Mineral Resources

This section uses the term “inferred mineral resources”. We advise US investors that while this term is recognized and required by Canadian regulations, the US Securities and Exchange Commission does not recognize it. “Inferred mineral resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. In accordance with Canadian rules estimates of inferred mineral resources cannot form the basis of feasibility or other economic studies. US investors are cautioned not to assume that part or all of the inferred mineral resource exists, or is economically or legally mineable.

Measured, indicated and inferred mineral resources at our Ghana operations as at December 31, 2004 are as follows:

	Measured		Indicated		Measured & Indicated		Inferred

		Gold		Gold		Gold		Gold
	Tonnes	Grade	Tonnes	Grade	Tonnes	Grade	Tonnes	Grade
Property	(millions	(g/t)	(millions	(g/t)	(millions	(g/t)	(millions	(g/t)

Bogoso/Prestea	7.8	1.55	26.1	2.12	33.9	1.99	47.4	2.23
Wassa			1.7	2.44	1.7	2.44	13.2	1.32
Prestea Underground							1.6	8.58

Ghana Total	7.8	1.55	27.8	2.14	35.6	2.01	62.2	2.20

The mineral resources, which are in addition to the mineral reserves described above , were determined using a gold price of $430 per ounce. The mineral resources were estimated in accordance with the definitions and requirements of Canada’s National Instrument 43-101. The Qualified Person for the estimation of these mineral resources is our employee, Mr. S. Mitchel Wasel. Golden Star’s share of the mineral resources is subject to the Government of Ghana’s right to a 10% dividend once our capital costs have been recovered, in the case of Bogoso/Prestea and Wassa, and subject to the Government of Ghana’s 19% minority interest in the Prestea Underground. Golden Star currently has an 81% beneficial interest.

In addition to the above, there are inferred mineral resources at the Paul Isnard property in French Guiana, which total 8.2 million tonnes at a grade of 1.78 grams per tonne. Guyanor Ressources S.A., our 53% owned subsidiary owns the mineral concessions on the Paul Isnard property and Golden Star has a joint venture with Guyanor to earn a 100% interest in the property. The mineral resources were estimated in accordance with the definitions and requirements of Canada’s National Instrument 43-101. The Qualified Person for the estimation

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of these mineral resources is Mr. Colin Jones, Partner and Manager (Audits) of RSG Global Pty. Ltd.

SUMMARY FINANCIAL STATEMENTS

The following information is summarized and excerpted from the Company’s consolidated financial statements and notes thereto as included in the Form 10-K, which we intend to file with the SEC today:

Condensed Consolidated Balance Sheets
(in thousands)	2004	2003

Cash	$51,727	$89,970
Other current assets	27,119	14,965
Property, plant and equipment	28,653	18,202
Deferred exploration	7,452	9,108
Mine properties	75,554	56,808
Mine construction-in-progress	51,159	27,376
Other long term assets	10,496	5,962
Total assets	$252,160	$222,391

Current liabilities	$17,480	$8,151
Long term debt	1,707	657
Asset retirement obligations	8,660	7,745
Minority interest	6,353	7,476
Shareholders’ equity	217,960	198,362
Total liabilities and shareholders’ equity	$252,160	$222,391

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)	2004	2003	2002

Revenues	$65,029	$64,370	$38,802
Mining operations expense	39,095	32,125	26,747
Depreciation, depletion and amortization	8,096	4,993	2,459
Accretion of asset retirement obligation	645	578	—
General and administrative expenses	6,811	5,153	3,886
Option expense	1,386	403
Corporate development expense	4,504	10	—
Abandonment and impairment of properties	470	175	—
Foreign exchange loss/(gain)	280	(2,331)	(139)
Gain on sale of assets	—	(1,905)	—
Other expenses	1,365	636	155
Net income before minority interest	2,377	24,533	5,694
Minority interest	(1,277)	(2,577)	(838)
Income tax benefit	1,542	—	—
Net income	$2,642	$21,956	$4,856
Earning per share - basic	$0.019	$0.198	$0.070
Earnings per share - diluted	$0.018	$0.186	$0.063

Condensed Consolidated Statements of Cash Flows

(in thousands)	2004	2003	2002

Cash provided by operations	$13,910	$29,076	$4,893
Cash used in investing activities	(69,598)	(68,040)	(10,370)
Cash provided by financing activities	17,445	108,918	24,984
Increase/(decrease) in cash and cash equivalents	(38,243)	69,954	19,507
Cash and cash equivalents at end of year	$51,727	$89,970	$20,016

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COMPANY PROFILE

Golden Star is a Canadian company based in Denver, Colorado with gold exploration, development and operating interests in West Africa and South America. Golden Star’s principal assets are the Bogoso/Prestea and Wassa gold mines in Ghana, West Africa. In addition, the Company has an 81% interest in the currently inactive Prestea Underground mine in Ghana, as well as gold exploration interests elsewhere in Africa and in the Guiana Shield of South America. Golden Star has approximately 142 million common shares outstanding.

Statements Regarding Forward-Looking Information: Some statements contained in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain and involve risks and uncertainties that could cause actual results to differ materially. Such statements include comments regarding the establishment and estimates of mineral reserves and non-reserve mineral resources, the recovery of any mineral reserves, planned operations, anticipated funding, construction cost estimates, construction completion dates, equipment requirements, production, production commencement dates, grade, processing capacity, recoveries, potential mine life, results of feasibility and technical studies, development, costs, expenditures, mine re-opening and exploration. Factors that could cause actual results to differ materially include timing of and unexpected events during construction, expansion and start-up; variations in ore grade, tonnes mined, crushed or milled; variations in relative amounts of refractory, non-refractory and transition ores; delay or failure to receive board or government approvals; timing and availability of external financing on acceptable terms; technical, permitting, mining or processing issues, and fluctuations in gold price and costs. There can be no assurance that future developments affecting the Company will be those anticipated by management. Please refer to the discussion of these and other factors in our Form 10-K for 2004. The forecasts contained in this press release constitute management’s current estimates, as of the date of this press release, with respect to the matters covered thereby. We expect that these estimates will change as new information is received and that actual results will vary from these estimates, possibly by material amounts. While we may elect to update these estimates at any time, we do not undertake to update any estimate at any particular time or in response to any particular event. Investors and others should not assume that any forecasts in this press release represent management’s estimate as of any date other than the date of this press release.

Non-GAAP Financial Measures: In this news release, we use the terms “total production cost per ounce”, “total cash cost per ounce” and “cash operating cost per ounce.” Total production cost per ounce is equal to total production costs as found on our consolidated statement of operations divided by the ounces of gold sold in the period. Total production costs include all mine-site operating costs, including the costs of mining, processing, maintenance, work in process inventory changes, mine-site overhead, production taxes and royalties, depreciation, depletion, amortization, asset retirement obligations and by-product credits, but do not include exploration costs, corporate general and administrative expenses, impairment charges, corporate business development costs, gains and losses on asset sales, interest expense, foreign currency gains and losses, gains and losses on investments and income tax. Total cash cost per ounce is equal to total production costs less depreciation, depletion, amortization and asset retirement obligation accretion divided by the number of ounces of gold sold during the period. Cash operating cost per ounce is equal to total cash costs less production royalties and production taxes, divided by the number of ounces of gold sold during the period. We use total cash cost per ounce and cash operating cost per ounce as key operating indicators. We monitor these measures monthly, comparing each month’s values to prior period’s values to detect trends that may indicate increases or decreases in operating efficiencies. These measures are also compared against budget to alert management to trends that may cause actual results to deviate from planned operational results. We provide these measures to our investors to allow them to also monitor operational efficiencies of our mines. We calculate these measures for both individual operating units and on a consolidated basis. Total cash cost per ounce and cash operating cost per ounce should be considered as Non-GAAP Financial Measures as defined in SEC Regulation S-K Item 10 and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. There are material limitations associated with the use of such non-GAAP measures. Since these measures do not incorporate revenues, changes in working capital and non-operating cash costs, they are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Changes in numerous factors including, but not limited to, mining rates, milling rates, gold grade, gold recovery, and the costs of labor, consumables and mine site general and administrative activities

Golden Star Resources Ltd.	PR05-04 Page 11 of 12

can cause these measures to increase or decrease. We believe that these measures are the same or similar to the measures of other gold mining companies, but may not be comparable to similarly titled measures in every instance.

For further information, please contact:

GOLDEN STAR RESOURCES LTD.	+1 800 553 8436
Peter Bradford, President and CEO	+1 303 894 4613
Allan Marter, Chief Financial Officer	+1 303 894 4631

Golden Star Resources Ltd.	PR05-04 Page 12 of 12